AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER
DATED NOVEMBER 29, 2005

          THIS AMENDMENT NO. 3 to Agreement and Plan of Merger is made and entered into this 30th day of March, 2006, by and among VETCO Hospitals, Inc. a California corporation ("VETCO"); SkyLynx Communications, Inc., a Delaware corporation ("SkyLynx"); and SkyLynx Acquisition Corporation, a Colorado corporation which is a wholly-owned subsidiary of SkyLynx ("Acquisition").

WITNESETH:

          WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of November 29, 2005, and Amendment No. 1 thereto dated February 21, 2006 and Amendment No. 2 thereto dated March 9, 2006; and

          WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars herein below set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

          1.           Section 2.4 of the Merger Agreement is hereby amended to provide that the Closing shall occur in no event later than April 30, 2006.

          2.           Section 5.4 of the Agreement, as Amended in Amendment No. 1 dated February 21, 2006, is hereby further amended in its entirety to read as follows:

          5.4          Closing Escrow. All shares of Series A Preferred to be issued in the merger (the "Merger Securities") shall be delivered to and deposited into escrow (the "Closing Escrow") with the SkyLynx acting corporate secretary, as escrow agent, pursuant to the terms of a Closing Escrow Agreement, substantially in the form of Exhibit 5.4, attached hereto (the "Closing Escrow Agreement"). Under the terms of the Closing Escrow Agreement, the Merger Securities shall be held in escrow until VETCO shall have delivered to SkyLynx the VETCO Financial Statements and Pro Forma Financial Information required pursuant to Section 4.1 hereof and Form 8-K under the Exchange Act. In the event that any VETCO Undisclosed Liability is disclosed in connection with the delivery of the VETCO Financial Statements, 100,000 shares of Series A Preferred shall be held in the Closing Escrow contemplated hereby until such VETCO Undisclosed Liability is disposed to the satisfaction of the auditors who prepared the VETCO Financial Statements. If such VETCO Undisclosed Liability can not be satisfied within 150 days following the Closing Date, then the number of shares of Series A Preferred to be distributed to the VETCO Shareholders from the Closing Escrow shall be reduced by the value of the VETCO Undisclosed Liability based upon a Series A Preferred value of $3.00 per share.

          3.           Section 8.2 of the Merger Agreement "Conditions to Obligation of SKYLYNX and SAC shall be amended to add the following subsection (u):

"(u)  the obligation of SKYLYNX and SAC to close is subject to an agreement being reached with the Internal Revenue Service for the payment of the unsatisfied VETCO liability to the Internal Revenue Service for payroll taxes, interest, penalty and other assessments (the "Tax Debt") upon terms and conditions acceptable to SKYLYNX and SAC and VETCO, in their sole discretion."

          4.           Section 8.3 of the Merger Agreement "Conditions to Obligation of VETCO," shall be amended to add the following subsection (u):

"(u) the obligation of VETCO to close is subject to an agreement being reached with the Internal Revenue Service for the payment of the Tax Debt upon terms and conditions acceptable to SKYLYNX and SAC and VETCO, in their sole discretion."

          5.           This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                    a.           Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                    b.           Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

          6.           The parties hereby confirm that the Merger Agreement, as amended by this Amendment, is in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

          7.           Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, the parties have signed this Amendment No. 3 to the Agreement and Plan of Merger dated November 29, 2005 on the date and year first above written.
SkyLynx Communications, Inc.
a Delaware corporation

By: /s/ Gary L. Brown
Name: Gary L. Brown
Title: President

SkyLynx Acquisition Corp.,
a Colorado corporation

By: /s/ Gary L. Brown
Name: Gary L. Brown
Title: President

VETCO Hospitals, Inc.,
a California corporation

By:/s/ K. Bryan Shobe
Name: K. Bryan Shobe
Title: CEO